EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Global Payments Inc. on Form S-3 of our report dated July 16, 2003 (except with respect to the matter discussed under “Legal” in Note 13, as to which the date is July 31, 2003 and except for Note 16, as to which the date is August 11, 2003) relating to the consolidated financial statements and schedules of Global Payments Inc. as of and for the years ended May 31, 2003 and 2002, appearing in the Annual Report on Form 10-K of Global Payments Inc. for the year ended May 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and the Company’s change in its method of accounting for costs associated with exit or disposal activities to conform with Statement of Financial Accounting Standards No. 146 and (ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 17, 2004